UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2026

3D SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34220	95-4431352
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 Three D Systems Circle

Rock Hill, South Carolina 29730

(Address of Principal Executive Offices) (Zip Code)

(803) 326-3900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	DDD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2026, 3D Systems Corporation (the “Company”) announced that Dr. Jeffrey A. Graves, the Company’s President and Chief Executive Officer and a member of the Company’s Board of Directors (the “Board”), will leave the Company and retire from the Board, effective upon the Company hiring a successor President and Chief Executive Officer. To facilitate a smooth transition of his leadership and responsibilities, Dr. Graves will continue to serve as the Company’s President and Chief Executive Officer and will remain a member of the Board until the Company identifies and retains a successor President and Chief Executive Officer, which is expected to occur later this year. Additionally, for 6 months following the end of his employment with the Company, Dr. Graves has agreed to serve in a consulting role with the Company.

In connection with Dr. Graves’s upcoming departure, on August 4, 2026, the Company and Dr. Graves entered into an Executive Severance and Release Agreement (the “Severance Agreement”) that memorializes the terms of Dr. Graves’s departure from the Company. Specifically, the Severance Agreement provides that upon Dr. Graves’s termination of employment with the Company, he will receive the following payments and benefits: (i) an amount equal to 150% of his current annual base salary, paid in eighteen equal installments (with the first two installments to be paid on the 60th day following the termination of his employment with the Company), (ii) continued receipt of the Company portion of medical premiums for up to eighteen months under COBRA, (iii) a lump sum payment equal to 50% of his current annual base salary, paid on the 60th day following the termination of his employment with the Company, (iv) continued vesting of any restricted stock awards scheduled to vest through April 2027 pursuant to the terms of the applicable award agreements and the terms of the Company’s 2015 Incentive Plan, and, contingent on Dr. Graves’s continued employment or service as a consultant (as described below) through the applicable vesting date, and (v) continued eligibility to vest in the performance-based restricted stock unit awards granted to him in 2024 and that may vest in April 2027, subject to the satisfaction of the applicable performance goals, Dr. Graves’s continued employment or service as a consultant through the applicable vesting date and the terms and conditions set forth in the applicable award agreement.

Once a successor President and Chief Executive Officer commences employment with the Company, Dr. Graves will transition to a consultant role with the Company, pursuant to a Consultant Agreement (the “Consultant Agreement”), a copy of which is attached as an appendix to the Severance Agreement. The Consultant Agreement provides that Dr. Graves will provide consultant services to the Company for 6 months following the termination of his employment with the Company and will be compensated on a monthly basis according to his current monthly amount of base salary.

Dr. Graves’s entitlement to the payments and benefits described above is contingent on his execution of a full release of claims in favor of the Company, both at the time of his entrance into the Severance Agreement and his reaffirmation of such release of claims upon the cessation of his employment with the Company. In addition, Dr. Graves remains subject to all restrictive covenant obligations, such as confidentiality, noncompetition, non-interference and nonsolicitation, set forth in the Employment Agreement between Dr. Graves and the Company, dated May 11, 2020.

The preceding description of the Severance Agreement and the Consultant Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Severance Agreement and Consultant Agreement, which are attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

The Company has commenced a search and evaluation process to select its next President and Chief Executive Officer. The Company expects that a successor President and Chief Executive Officer will be identified and retained later this year.

Item 7.01.	Regulation FD Disclosure.

On August 4, 2026, the Company issued a press release announcing that Dr. Graves will leave the Company and retire from the Board, effective upon the Company hiring a successor President and Chief Executive Officer. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 2.02 by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Executive Severance and Release Agreement, dated August 4, 2026, by and between 3D Systems Corporation and Dr. Jeffrey A. Graves.

99.1	Press release issued on August 4, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3D SYSTEMS CORPORATION

Date: August 4, 2026	By:	/s/ Phyllis Nordstrom
Phyllis Nordstrom
Chief Financial Officer and Chief Administrative Officer